Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

UNITED SECURITY BANCSHARES, INC.

United Security Bancshares, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST:            This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 4, 1999 (the “Certificate of Incorporation”).

SECOND:       The Certificate of Incorporation is hereby amended to effect a change to the name of the Corporation. Section 1.1 of the Certificate of Incorporation is hereby deleted in its entirety, and the following shall be substituted in lieu thereof:

1.1     The name of the Corporation is First US Bancshares, Inc.

THIRD:           This Certificate of Amendment was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242(b)(1) of the DGCL.

FOURTH:       This Certificate of Amendment shall become effective at 12:01 a.m. Eastern Time on October 11, 2016.

FIFTH:           All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this the 24th day of August, 2016, to be effective at the date and time set forth above, in accordance with Section 103(d) of the DGCL.

/s/ James F. House
James F. House
President and Chief Executive Officer